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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

GENOMIC HEALTH, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
37244 C101
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	37244 C101

1	NAMES OF REPORTING PERSONS: VERSANT VENTURE CAPITAL I, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		2,192,150 Shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,192,150 Shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,192,150 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(a)

CUSIP No.	37244 C101

1	NAMES OF REPORTING PERSONS: VERSANT SIDE FUND I, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		42,994 Shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		42,994 Shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

42,944 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS).

PN

2(b)

CUSIP No.	37244 C101

1	NAMES OF REPORTING PERSONS: VERSANT AFFILIATES FUND I-A, LP I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		42,412 Shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		42,412 Shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

42,412 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(c)

CUSIP No.	37244 C101

1	NAMES OF REPORTING PERSONS: VERSANT AFFILIATES FUND I-B, LP I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		89,066 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		89,066 Shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

89,066 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(d)

CUSIP No.	37244 C101

1	NAMES OF REPORTING PERSONS: VERSANT VENTURES I, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		2,366,622 Shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,366,622 Shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,366,622 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

2(e)

CUSIP No.	37244 C101

1	NAMES OF REPORTING PERSONS: BRIAN G. ATWOOD I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,366,622 Shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,366,622 Shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,366,622 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(f)

CUSIP No.	37244 C101

1	NAMES OF REPORTING PERSONS: ROSS A. JAFFE I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,366,622 Shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,366,622 Shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,366,622 Shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(g)

CUSIP No.	37244C101

1	NAMES OF REPORTING PERSONS: SAMUEL D. COLELLA I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		16,500

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,366,622 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		16,500

WITH:	8	SHARED DISPOSITIVE POWER:

		2,366,622 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,383,122 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(h)

CUSIP No.	37244C101

1	NAMES OF REPORTING PERSONS: DONALD B. MILDER I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,366,622 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,366,622 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,366,622 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(i)

CUSIP No.	37244C101

1	NAMES OF REPORTING PERSONS: BARBARA N. LUBASH I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,366,622 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,366,622 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,366,622 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(j)

CUSIP No.	37244C101

1	NAMES OF REPORTING PERSONS: REBECCA B. ROBERTSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,366,622 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,366,622 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,366,622 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(k)

CUSIP No.	37244C101

1	NAMES OF REPORTING PERSONS: WILLIAM J. LINK I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,366,622 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		2,366,622 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,366,622 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(l)

Item 1.

(a)	Name of Issuer Genomic Health, Inc.

(b)	Address of Issuer’s Principal Executive Offices 301 Penobscot Drive, Redwood City, California 94063
Item 2.

(a)	Name of Person Filing

Versant Venture Capital I, L.P.	(VVC-I)
Versant Side Fund I, L.P.	(VSF-I)
Versant Affiliates Fund I-A, L.P.	(VAF-IA)
Versant Affiliates Fund I-B, L.P.	(VAF-IB)
Versant Ventures I, LLC.	(VV-LLC)
Brian G. Atwood	(BGA)
Ross A. Jaffe	(RAJ)
Samuel D. Colella	(SDC)
Donald B. Milder	(DBM)
Barbara N. Lubash	(BNL)
Rebecca B. Robertson	(RBR)
William J. Link	(WJL)

VV-LLC is the General Partner of VVC-I, VSF-I, VAF-IA, & VAF-IB. BGA, RAJ, SDC, DBM, BNL, RBR and WJL are Managing Directors of VV-LLC

(b)	Address of Principal Business Office or, if none, Residence Versant Ventures, 3000 Sand Hill Road, #4-210, Menlo Park, CA 94025

(c)	Citizenship VV-LLC, VVC-I, VSF-I, VAF-IA, & VAF-IB = Delaware BGA, RAJ, SDC, DBM, BNL, RBR and WJL = United States

(d)	Title of Class of Securities Common Stock

(e)	CUSIP Number 37244C101
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not Applicable.

3

Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     See Rows 5 through 11 of cover pages
Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the Limited Partnership Agreements of VVC-I, VSF-I, VAF-IA & VAF-IB, the General Partner and Limited Partners of each such Fund have the right to receive dividends from, or proceeds from the sale of, the Common Stock of Issuer owned by each such Fund.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.
EXHIBITS
     A. Joint Filing Statement

4

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
     Dated: February 11, 2008

VERSANT VENTURE CAPITAL I, L.P.
By its General Partner, Versant Ventures I, LLC

VERSANT SIDE FUND I, L.P.
By its General Partner, Versant Ventures I, LLC

VERSANT AFFILIATES FUND I-A, L.P.
By its General Partner, Versant Ventures I, LLC

VERSANT AFFILIATES FUND I-B, L.P.
By its General Partner, Versant Ventures I, LLC

/s/ Samuel D. Colella
Samuel D. Colella, Managing Director

5

EXHIBIT A
JOINT FILING STATEMENT
     Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 11, 2008
VERSANT VENTURE CAPITAL I, L.P.
 By its General Partner, Versant Ventures I, LLC
VERSANT SIDE FUND I, L.P.
 By its General Partner, Versant Ventures I, LLC
VERSANT AFFILIATES FUND I-A, L.P.
 By its General Partner, Versant Ventures I, LLC
VERSANT AFFILIATES FUND I-B, L.P.
 By its General Partner, Versant Ventures I, LLC
/s/ Samuel D. Colella
Samuel D. Colella, Managing Director
Brian G. Atwood
 Ross A. Jaffe
 Samuel D. Colella
 Donald B. Milder
 Barbara N. Lubash
 Rebecca B. Robertson
 William J. Link
/s/ Robin L. Praeger
Robin L. Praeger, Authorized Signer

6